EXHIBIT 1

Clinton Group Calls For Late January Special Meeting At ValueVision To Avoid Holiday Distraction

NEW YORK, Nov. 6, 2013 /PRNewswire/ -- Clinton Group, Inc., which together with its affiliates and members of its group ("Clinton Group"), owns more than 10% of the outstanding stock of ValueVision Media, Inc. (Nasdaq: VVTV) ("ValueVision" or the "Company"), today announced that it had sent a letter to the Chairman of the Board of Directors of ValueVision (the "Board") responding to ValueVision's request that Clinton Group withdraw its demand for a Special Meeting of ValueVision shareholders.

Earlier this week, Clinton Group filed a notice with ValueVision calling for a Special Meeting of shareholders at which shareholders would have the chance to consider Clinton Group's proposals to remove a majority of the ValueVision directors, expand the Board of Directors to nine members and elect seven independent nominees that Clinton Group believes can assist the Company develop and implement a new growth strategy and select an executive team capable of executing that strategy. In a letter on Tuesday, the Company asked Clinton Group to voluntarily withdraw its notice, supposedly because such a Special Meeting could distract management during the Company's important holiday selling season.

In a letter dated today, the Clinton Group responded by noting that under Minnesota law the Board has discretion to set the Special Meeting in late January, five weeks after Christmas. If the Board set such a date, the Clinton Group has offered to delay its proxy solicitation activities until January (assuming the Company would do the same) to ensure the Company could focus on the holiday selling season.

The Clinton Group further noted that the Board's proposal – that the Clinton Group voluntarily withdraw its request for a Special Meeting and re-file the request in February – would allow the Board to set a Special Meeting date as late as early May. The Clinton Group does not believe such a delay is in the interests of shareholders.

The full text of the letter is copied below.

Clinton Group, Inc. and certain of its affiliates, officers and employees intend to make a preliminary filing with the United States Securities and Exchange Commission ("SEC") of a proxy solicitation statement to be used to solicit proxies for the removal of a majority of the directors from the Board, the expansion of the size of the Board and the election of new individuals to the Board, among other things.

This communication is not a proxy solicitation, which may be done only pursuant to a definitive written proxy statement.

[Clinton Group Letterhead]

November 6, 2013

Mr. Randy S. Ronning
Chairman
ValueVision Media Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344

Re: Your Request For Up to a Six-Month Delay in the Special Meeting

Dear Mr. Ronning:

As you know, Clinton Relational Opportunity Master Fund, L.P., together with its affiliates and group members ("Clinton Group"), is the holder of more than 10% of the voting power of all shares of ValueVision Media Inc. (the "Company" or "ValueVision").

On Monday, November 4, 2013, the Clinton Group submitted a notice calling for a Special Meeting of shareholders (the "Notice") at which shareholders would be able to consider various proposals, including the removal of a majority of the Company's directors, the expansion of the Board to nine members and the election of seven independent professionals who possess deep industry experience (the "Nominees"). As we outlined in our Notice, we believe the Nominees – three of whom have held senior executive positions in the home shopping business, including as CEO of HSN, and two of whom are iconic leaders in the entertainment and media business – can be extremely valuable in helping the Company develop and implement a growth strategy and in identifying a new executive team with a track record of success and the vision, ambition and energy to make ValueVision a premier multi-platform retailer. We are pleased that so many of our fellow shareholders have reached out to us to discuss our proposals since they were announced.

In your letter today, you asked us to withdraw our Notice on the premise that a Special Meeting during the holiday season could distract management. As large shareholders of the Company, we have no interest in diverting the attention of management or keeping the Company from executing well, now or ever.

Accordingly, in a phone call yesterday between our respective representatives, we suggested that the Company exercise its discretion under Minnesota law to hold the Special Meeting of shareholders at the end of January, five weeks after Christmas. Furthermore, we offered that we would not begin to solicit our fellow shareholders until after the holidays (provided that the Company similarly refrains from solicitation), so that the Company could remain focused on executing its business plan.

But instead, ValueVision clarified its real desire is for us to voluntarily and unilaterally withdraw our Notice entirely and re-file it in February. Although your public letter did not say so, under Minnesota law, a February filing would permit the Company to schedule the Special Meeting as late as early May.

With the sympathetic public plea that Christmas is in seven weeks, the Company is surreptitiously seeking up to a six-month delay in holding the Special Meeting. We will not be so easily misled or give up our rights as shareholders in a Minnesota corporation. We do not believe shareholder interests are well served by a delay. If avoiding distractions during the holiday shopping season is your true motivation, we reiterate our suggestion to call a late January meeting.

We are pleased that the Corporate Governance and Nominating Committee will review the qualifications of the Nominees. You have their complete biographies, all the information that is required under the federal proxy rules for disclosure about the Nominees, all the information your By-Laws require to be submitted to the Company about the Nominees and signed consents from each of them expressing a willingness to serve on the Board. We welcome your review of this information, and are prepared to provide any additional information you reasonably need, and remain open to resolving our differences through discussion and negotiation.

As we have said all along, our only interest is in ensuring the Company has the best possible Board of Directors and executive management team to harness the power of ValueVision's assets and create significant value for shareholders.

As always, I can be reached at any time at (212) 825-0400.

Best regards.

Gregory P. Taxin
President

cc: Board of Directors, ValueVision Media

About Clinton Group,Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, GEH CAPITAL, INC., CHANNEL COMMERCE PARTNERS, L.P., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON"), CANNELL CAPITAL LLC, TRISTAN OFFSHORE FUND, LTD., TRISTAN PARTNERS, L.P., CUTTYHUNK II FUND LLC, TONGA PARTNERS, L.P. AND J. CARLO CANNELL (COLLECTIVELY, "CANNELL") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. ("VALUEVISION") IN CONNECTION WITH THE SPECIAL MEETING OF STOCKHOLDERS OF VALUEVISION REQUESTED BY CERTAIN OF THE PARTICIPANTS (AS DEFINED BELOW). ALL STOCKHOLDERS OF VALUEVISION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION BY CLINTON, CANNELL, THOMAS DAVID BEERS, DORRIT M. BERN, MARK BOZEK, MELISSA B. FISHER, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (COLLECTIVELY, THE "PARTICIPANTS") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF VALUEVISION AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

CONTACT: Connie Laux, Clinton Group, Inc., +1-212-825-0400 or Bruce H. Goldfarb/Lydia Mulyk, Okapi Partners LLC, +1-212-297-0720